AEP INDUSTRIES INC. ANNOUNCES RECEIPT OF REQUISITE CONSENTS IN ITS
           TENDER OFFER AND CONSENT SOLICITATION FOR ITS 9.875% SENIOR
                           SUBORDINATED NOTES DUE 2007

    SOUTH HACKENSACK, N.J., March 4 /PRNewswire-FirstCall/ -- AEP Industries Inc. (Nasdaq: AEPI) (the "Company") announced today that, in connection with its offer to purchase for cash any and all of its 9.875% Senior Subordinated Notes due 2007 (the "Notes"), the Company has received the requisite consents to eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the Notes, as detailed in the Offer to Purchase and Consent Solicitation Statement dated February 17, 2005.

    As of 12:00 midnight on March 3, 2005, the Company had received tenders of Notes and deliveries of related consents from holders of $166,818,000 principal amount of Notes representing approximately 83.4% of the outstanding Notes. As a result of obtaining the requisite consents, the Company will execute a supplemental indenture adopting the proposed amendments. The supplemental indenture will provide that the amendments to the indenture will become operative only upon the Company's acceptance for purchase of the Notes tendered and not validly withdrawn. As the Withdrawal Deadline of 12:00 midnight, New York City time on March 3, 2005, has passed, Notes tendered may no longer be withdrawn and consents delivered may no longer be revoked.

    The tender offer commenced on February 17, 2005 and will expire at 12:00 midnight, New York City time, on March 17, 2005, unless extended or earlier terminated. Closing of the tender offer is subject to the satisfaction of certain conditions, including: (i) the Company entering into financing arrangements satisfactory to it with respect to the financing necessary to complete the tender offer and the consent solicitation and (ii) certain other customary conditions.

    The Company has engaged Merrill Lynch & Co. to act as the exclusive dealer manager and consent solicitation agent for the tender offer and the consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Merrill Lynch & Co. at (212) 449-4914 (call collect) or (888) ML4-TNDR (toll-free). The terms and conditions of the tender offer and the consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated February 17, 2005.

    Any questions or requests for assistance or for copies of documents may be directed to D.F. King & Co., Inc., the Information Agent for the tender offer and the consent solicitation, at (212) 269-5500 or (800) 714-3313 (toll-free). The Depositary for the tender offer and the consent solicitation is The Bank of New York, which can be reached at (212) 815-2923.

    This press release is for informational purposes only and is not an offer to purchase or a solicitation of acceptance of the offer to purchase with respect to any Notes. That offer or solicitation may be made only pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement dated February 17, 2005 and related Letter of Transmittal and Consent.

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    AEP Industries Inc. manufactures, markets and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in eight countries throughout North America, Europe and Australasia.

    Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with availability of raw materials, pricing, volume, cash flow guidance, potential technological changes, fluctuations in exchange rates and conditions of markets. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

SOURCE  AEP Industries Inc.
    -0-                             03/04/2005
    /CONTACT: Paul Feeney, Executive Vice President and Chief Financial Officer of AEP Industries, +1-201-807-2330, or feeneyp@aepinc.com/
_